Exhibit 99.1


            Chattem Announces First Quarter Results for Fiscal 2006;
              Reports Record First Quarter Revenues of $84 Million


     CHATTANOOGA, Tenn.--(BUSINESS WIRE)--April 5, 2006--Chattem, Inc. (NASDAQ:
CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the first fiscal quarter ended February 28, 2006.

     First Quarter Results

     Total revenues for the first quarter of fiscal 2006 were a record $84.0 million compared to total revenues of $71.5 million in the prior year quarter representing a 17% increase. Total revenues increased 23% over the prior year quarter excluding sales of pHisoderm which was divested in 2005 from the first quarter of fiscal 2005. "We are extremely pleased with our 23% increase in year-over-year sales," commented Zan Guerry, the Company's Chairman and Chief Executive Officer. "This strong increase was driven by a positive initial sell-in of our new products, including Icy Hot(R) Pro-Therapy(TM) and Selsun(R) Salon(TM), and strong sales from existing products such as Gold Bond Ultimate(R) Healing Lotion and Dexatrim(R) Max(TM). We are excited about the potential of our new products and the positive momentum of our base business at retail. Importantly, during the first quarter, retail movement of our key brands, as measured by A.C. Nielsen and account level point of sale data for the 13 week period ending February 25, 2006, was stronger than net sales, registering an estimated 9% increase. This positive retail sales movement has translated into strengthened factory sales thus far in the second quarter. We will have clearer visibility into the performance of our new products when consumer take-away trends surface in mid 2006."
     Net income for the first quarter of fiscal 2006 was $14.8 million, up 70%, compared to net income of $8.7 million in the prior year quarter. Earnings per share for the first quarter were $0.75, up 79%, compared to $0.42 in the prior year quarter. Net income in the first quarter of fiscal 2006 included a pre-tax gain of $8.6 million related to a recovery, net of legal expenses, in the Dexatrim litigation settlement, or $0.29 per share after taxes; a $2.8 million pre-tax loss on early extinguishment of debt related to the redemption of the Company's floating rate senior notes, or $0.09 per share after taxes; and $0.9 million of employee stock option expenses under FAS 123R, or $0.03 per share after taxes. Net income in the first quarter of fiscal 2005 included a $2.8 million pre-tax charge relating to costs of the Dexatrim litigation settlement, or $0.09 per share after taxes. As adjusted to exclude these items, net income in the first quarter of fiscal 2006 was $11.5 million, up 10%, compared to $10.5 million in the prior year quarter and earnings per share were $0.59, up 16%, compared to $0.51 in the prior year quarter.(1)

     Key Financial Highlights

     -- Gross profit margin for the first quarter of fiscal 2006 was 69.0%, compared to 71.7% in the prior year quarter. The decline was largely attributable to the launch of Icy Hot Pro-Therapy which has lower gross margins than the Company's other products.

     -- Advertising and promotion expense for the first quarter of fiscal 2006 increased to $27.2 million from $20.4 million in the prior year quarter, due primarily to increased spending to support the Company's new product launches. Advertising and promotion expense as a percentage of total revenues was 32.4% for the first quarter of fiscal 2006, as compared to 28.5% in the prior year quarter.

     -- Selling, general and administrative expenses (SG&A) for the first quarter of fiscal 2006 decreased to $11.6 million from $11.9 million in the prior year quarter. The decrease was attributable to lower compensation expense in the current period reflecting restricted stock grants in the prior year quarter, offset in part by share-based payment expense under FAS 123R and higher freight costs in the current period. SG&A as a percentage of total revenues for the first quarter of fiscal 2006 decreased to 13.8%, as compared to 16.6% in the prior year quarter.

     -- The Company's effective tax rate for the first quarter of fiscal 2006 was 34%.

     -- The Company's interest expense decreased $0.7 million, or 18.6%, in the first quarter of fiscal 2006 as compared to the prior year quarter reflecting the impact of the previously announced refinancing transactions.

     -- In the first quarter of fiscal 2006, the Company repurchased 275,000 shares of its common stock at an average cost of $36.84 per share, or $10.1 million in the aggregate. A total of $19.9 million remained available as of February 28, 2006 under the Company's previously announced $30.0 million board authorized stock repurchase program.

     -- International revenues decreased 6.7% in the first quarter of fiscal 2006 to $5.6 million from $6.0 million in the prior year quarter, primarily due to the reduction of sales as a result of the divestiture of pHisoderm at the end of fiscal 2005 and the suspension of distribution in a single European market in mid 2005, partially offset by the successful introductions of Icy Hot in Canada and Mexico.

     Quarterly Domestic Net Sales by Product Category

     The Company's strong increase in total revenues for the first quarter of fiscal 2006, as compared to the first quarter of fiscal 2005, was driven by the initial sell-in of Icy Hot Pro-Therapy and Selsun Salon and continued strong sales of Gold Bond(R) Medicated Body Lotion, Gold Bond Ultimate Healing Lotion and Dexatrim Max. Importantly, while the data summarized below relates to domestic net sales, retail movement of our key brands, as measured by A.C. Nielsen and account level point of sale data for the 13 week period ending February 25, 2006, was stronger than net sales, registering an estimated 9% increase.
     Topical Pain Care - net sales in the product category increased 51% for the first quarter of fiscal 2006 compared to the prior year quarter, due primarily to the initial sell-in of the new Icy Hot Pro-Therapy line of elastic support braces and pain relieving insert products. Excluding Icy Hot Pro-Therapy, the category declined 3% compared to the prior year quarter.
     Medicated Skin Care Products - net sales of Gold Bond were up 13% during the first quarter of fiscal 2006 compared to the prior year quarter behind strong sales of both Gold Bond Medicated Body Lotion and Gold Bond Ultimate Healing Lotion. Sampling and enhanced media support behind the Gold Bond lotion products resulted in record first quarter sales for both the lotion form (up 43%) and the brand as a whole. Sales of Gold Bond powder products declined 15% for the first quarter of fiscal 2006 compared to the prior year quarter due in part to the pipeline volume of Gold Bond Ultimate Comfort Body Powder and greater promotional activity during the first quarter of fiscal 2005. Net sales in the product category were down 4% in the first quarter of fiscal 2006 compared to the prior year quarter which included pHisoderm sales of $2.9 million.
     Medicated Dandruff Shampoos - net sales in the product category increased 20% in the first quarter of fiscal 2006 compared to the prior year quarter as a result of strong distribution of Selsun Salon. Sales of Selsun Blue were down for the quarter primarily due to increased media support and in-store promotional activity among competitive brands.
     Dietary Supplements - net sales in the product category increased 2% for the first quarter of fiscal 2006 compared to the prior year quarter driven primarily by a 15% increase in Dexatrim sales due to the continued strong performance of the Dexatrim Max diet pill. Net sales for Garlique(R) increased 10% for the first quarter reflecting renewed advertising support and the initial sell-in of the new Garlique CardioAssist(TM) dietary supplement. These strong increases were offset by the discontinuance of the Dexatrim All In One Bar which accounted for approximately $1 million of sales in the first quarter of fiscal 2005.
     Other OTC and Toiletry Products - net sales in the product category increased 4% for the first quarter of fiscal 2006 compared to the prior year quarter, due primarily to increased sales of Pamprin(R). Pamprin sales were driven by media support and the initial sell-in of Pamprin Max(TM). The balance of this category was essentially flat compared to the prior year quarter. Widespread distribution of BullFrog(R) Mosquito Coast began in the second quarter of fiscal 2006.
     Domestic sales by product category for the first quarter of fiscal 2006, as compared to the corresponding period in fiscal 2005, were as follows:



($ in millions)

    Product Category                      Q1 2006    Q1 2005    % Chg
                                         ---------- ---------- -------
    Topical Pain Care                       $32.4      $21.4      51%
    Medicated Skin Care (a)                  16.6       14.7      13
    Medicated Dandruff Shampoo               11.8        9.8      20
    Dietary Supplements                       8.9        8.7       2
    Other OTC and Toiletry                    8.4        8.1       4

(a) Excluding pHisoderm sales


     Dexatrim Litigation Update

     As previously reported, the Company has resolved substantially all of the claims submitted in the Dexatrim PPA settlement at a total estimated cost of $56 million. The Dexatrim PPA settlement includes claims against the Company involving alleged injuries by Dexatrim products containing PPA in which the alleged injury occurred after December 21, 1998, the date the Company acquired the brand from Thompson Medical Company, the predecessor of The Delaco Company ("Delaco"). A total of $70.9 million was previously funded into a settlement trust by the Company's insurers and the product manufacturer for the purpose of paying claims in the settlement. Payment of claims through the settlement trust is now substantially complete and the Company currently expects that it could recover up to approximately $8.5 million from the settlement trust after all claims and expenses of the settlement trust have been paid. If realized, this potential recovery is expected to occur during mid 2006. On March 17, 2006, the Company received $8.75 million from a settlement trust established under the Delaco bankruptcy plan. The Delaco bankruptcy plan was confirmed on February 17, 2006 and effectively released the Company from liability for all Dexatrim PPA products liability cases with injury dates prior to December 21, 1998. Receipt of this payment conclusively compromised and settled the Company's claim that was filed in the Delaco bankruptcy case in order to preserve the Company's claims for indemnification against Delaco relating to these cases.

     2006 Outlook

     The Company expects total revenues to be in the range of $315 to $330 million for fiscal 2006, unchanged from previous guidance. The Company expects its growth in total revenues to be driven by the previously announced new product launches, which include Icy Hot Pro-Therapy, Selsun Salon, Dexatrim Max2 0(TM), BullFrog Mosquito Coast, Garlique CardioAssist, Capzasin(R) Back & Body Patch and Pamprin Max. Earnings per share in fiscal year 2006 are expected to be in the range of $2.30 to $2.40, excluding any net recoveries relating to litigation, the loss on early extinguishment of debt recorded in the first quarter of fiscal 2006, and the estimated $0.15 per share impact of adopting FAS 123R, which is unchanged from previous guidance. The Company adopted Statement of Financial Accounting Standards No.123 (revised 2004), "Share-Based Payment" ("FAS 123R"), effective December 1, 2005. As allowed by the statement, the Company has elected to apply the standard prospectively, and prior year results have not been restated.

     Forward Looking Statements

     Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to estimated results for fiscal 2006, statements relating to potential results for new product launches and potential recoveries from the Dexatrim settlement trust. These forward-looking statements involve risks, uncertainties and assumptions, including those described in our filings with the Securities and Exchange Commission, that could cause actual outcomes and results to differ materially from those expressed or projected.

     Webcast

     Chattem will provide an online Web simulcast and rebroadcast of its fiscal first quarter 2006 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Thursday, April 6, 2006 beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and be available through April 20, 2006. Please note that the webcast requires Windows Media Player. For additional information please contact Catherine Baker, Investor Relations at 423-821-2037 ext. 3209.
     Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, Garlique, Pamprin and BullFrog. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company's website: www.chattem.com.

     (1) See the reconciliation of adjusted net income to net income reported in accordance with GAAP for the first quarter of fiscal 2006 and fiscal 2005 provided in the unaudited consolidated statements of income attached hereto.


                             CHATTEM, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)


                                       For the Three Months Ended
                                   -----------------------------------

                                   February 28, 2006 February 28, 2005
                                   ----------------- -----------------
REVENUES:
  Net sales                          $       83,977   $        71,480
  Royalties                                      47                51
                                   ----------------- -----------------
   Total revenues                            84,024            71,531

COSTS AND EXPENSES:
  Cost of sales                              26,020            20,260
  Advertising and promotion                  27,187            20,351
  Selling, general and
   administrative                            11,591            11,884
  Litigation settlement                      (8,613)            2,755
                                   ----------------- -----------------
   Total costs and expenses                  56,185            55,250
                                   ----------------- -----------------

INCOME FROM OPERATIONS                       27,839            16,281
                                   ----------------- -----------------

OTHER INCOME (EXPENSE):
  Interest expense                           (2,844)           (3,495)
  Investment and other income, net              194               147
  Loss on early extinguishment of
   debt                                      (2,805)                -
                                   ----------------- -----------------
   Total other income (expense)              (5,455)           (3,348)
                                   ----------------- -----------------

INCOME BEFORE INCOME TAXES                   22,384            12,933

PROVISION FOR INCOME TAXES                    7,611             4,268
                                   ----------------- -----------------

NET INCOME                           $       14,773   $         8,665
                                   ================= =================


DILUTED SHARES OUTSTANDING                   19,577            20,489
                                   ================= =================


NET INCOME PER COMMON SHARE
 (DILUTED)                           $         0.75   $          0.42
                                   ================= =================


----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT
 EXTINGUISHMENT, SFAS 123R EXPENSE
 AND LITIGATION SETTLEMENT ITEMS)
 PER COMMON SHARE (DILUTED):

Net income                           $       14,773   $         8,665
Add:
   Loss on early extinguishment of
    debt                                      2,805                 -
   SFAS 123R expense                            852                 -
   Litigation settlement items               (8,613)            2,755
   Benefit from (provision for)
    income taxes                              1,685              (909)
                                   ----------------- -----------------
Net income (excluding debt
 extinguishment, SFAS 123R expense
 and litigation settlement items)    $       11,502   $        10,511
                                   ================= =================

Net income (excluding debt
 extinguishment, SFAS 123R expense
 and litigation settlement items)
 per common share (diluted)          $         0.59   $          0.51
                                   ================= =================

----------------------------------------------------------------------

SELECTED CASH FLOW DATA:

  Depreciation and amortization      $        1,425   $         1,624
  Stock repurchases (275 shares and
   103 shares, respectively)         $       10,130   $         3,514

----------------------------------------------------------------------

                                   February 28, 2006 February 28, 2005
                                   ----------------- -----------------
BALANCE SHEET DATA:                                  (as adjusted) (1)

  Cash and cash equivalents          $        8,125   $        43,539
  Accounts receivable, net           $       51,944   $        40,810
  Other receivables                  $        9,103   $         3,200
  Inventories                        $       25,427   $        23,409
  Accounts payable and accrued
   liabilities                       $       35,416   $        38,882

  Senior bank debt                   $       43,000                 -
  Subordinated debt                  $      107,500   $       200,000
                                   ----------------- -----------------
   Total debt                        $      150,500   $       200,000
                                   ================= =================

----------------------------------------------------------------------

(1) The 2005 financial statements have been adjusted to effect the retroactive change in accounting principle from the LIFO to the FIFO method of inventory valuation.

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.



    CONTACT: Chattem, Inc.
             Catherine Baker, 423-822-3209